Exhibit 99.8
SECOND
AMENDMENT TO THE
DIRECTORS AND SENIOR MANAGEMENT DEFERRED COMPENSATION PLAN AND
DIRECTORS RETIREMENT POLICY
TRUST AGREEMENT
This Second Amendment to the Directors and Senior Management Deferred Compensation Plan and Directors Retirement Policy Trust Agreement dated the 19th day of December, 2007, by and between NewBridge Bank, a wholly owned subsidiary of NewBridge Bancorp, a bank holding corporation (collectively referred to as the “Company”), and Regions Bank, d/b/a Regions Morgan Keegan Trust (f/k/a Morgan Trust Company) (the “Trustee”);
WITNESSETH
WHEREAS, the Company is the successor by merger to FNB Financial Services Corporation and is the sponsor of the Directors and Senior Management Deferred Compensation Plan and Directors Retirement Policy Trust Agreement (the “Trust”) as an informal funding mechanism in connection with the NewBridge Bancorp Non-Qualified Deferred Compensation Plan for Directors and Senior Management and the Directors Retirement Policy (the “Plans”); and
WHEREAS, the Trust currently contains an erroneous optional provision under the Internal Revenue Service Model Rabbi Trust published in Revenue Procedure 92-64 providing that investment in Company securities is not permitted; and
WHEREAS, the parties desire to amend the Trust to provide that Trust assets may be invested in securities or obligations issued by the Company in accordance with the other optional provision under the Internal Revenue Service Model Rabbi Trust published in Revenue Procedure 92-64 relating to Company securities; and
WHEREAS, the parties desire to ratify the Trust’s prior investment in Company securities as if the correct optional provision under the Internal Revenue Service Model Rabbi Trust published in Revenue Procedure 92-64 had appeared in the Trust document from its original effective date of October 18, 1999; and
WHEREAS, Section 16 of the Trust provides that the parties may amend the Trust in a written instrument executed by both of the parties.

NOW, THERFORE, the parties do hereby amend the Trust as follows:
1.	Adoption and Effective Date of Amendment. The provisions of this Amendment will be January 1, 2008, but shall also relate back to the original adoption of the Trust on October 18, 1999.

2.	Amendment to Section 8(j). Section 8(j) is deleted in its entirety and is replaced by the following replacement Section 8(j):

“Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by Company. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants.”

TRUSTEE:	REGIONS	BANK, d/b/a Regions Morgan Keegan Trust

By:
Name:
Title:

COMPANY:	NEWBRIDGE BANCORP

By:
Name:
Title:

NEWBRIDGE BANK

By:
Name:
Title: